Exhibit 99.1

Delta Apparel Reports Record Sales and Earnings for the Fourth
Quarter of Fiscal Year 2004
Board of Directors Declared Quarterly Dividend of $0.07 per share

DULUTH, Ga.—(BUSINESS WIRE)—August 20, 2004—Delta Apparel, Inc. (AMEX-DLA) announced record sales for three months ended July 3, 2004 of $72.9 million, an increase of $36.1 million, or 98.2%, from the prior year quarter due primarily to the acquisition of M. J. Soffe Co. (“Soffe”). The three months ended July 3, 2004 included 14 weeks of operations compared to the 13 weeks of operations in the fourth fiscal quarter of the prior year.

Gross margins for the quarter ended July 3, 2004 improved to 28.6% compared to 18.3% in the prior year quarter. The improvement in gross margin was primarily the result of the higher gross margins associated with the Soffe branded apparel business, offset partially by lower gross margins in the basic tee shirt business. The gross margin on basic tee shirts declined in the fourth fiscal quarter compared to the prior year quarter principally due to higher raw material costs, offset partially by lower conversion costs and improved mix. The Company achieved record operating income of $9.7 million for the quarter ended July 3, 2004, an increase of $6.8 million, or 242.3%, from $2.8 million in the fourth fiscal quarter of the prior year.

Basic and diluted earnings per share for the quarter ended July 3, 2004 were $1.32 and $1.28 per share, respectively, compared to basic and diluted earnings per share in the prior year quarter of $0.41 and $0.39, respectively.

Sales for twelve months ended July 3, 2004 were a record $208.1 million, an increase of $78.6 million, or 60.7%, from the prior year. Gross margins for the year ended July 3, 2004 improved to 23.2% compared to 18.5% in the prior year as a result of the higher gross margins associated with the Soffe business which was included in the results for the last nine months of the 2004 fiscal year. The gross margin on basic tee shirts declined during the year compared to the prior year principally due to lower average selling prices and higher raw material costs, offset partially by lower conversion costs. Fiscal year 2004 included 53 weeks of operations compared to the 52 weeks of operations in the prior fiscal year.

The Company achieved record operating income of $17.0 million for the twelve months ended July 3, 2004, an increase of $6.5 million, or 61.3%, from $10.6 million in the prior fiscal year. Basic and diluted earnings per share for the year ended July 3, 2004 were $2.39 and $2.32 per share, respectively, compared to basic and diluted earnings per share in the prior year of $1.50 and $1.45, respectively.

Robert W. Humphreys, President and CEO, commented, “The acquisition of Soffe, coupled with solid results in the Delta business, drove record sales and earnings for Delta Apparel during the year. In addition, the integration of the Soffe business with Delta has gone very well, and our combined financial results continue to exceed our expectations. Delta continued to grow its business by servicing new accounts in the catalog direct segment of our business while strong retail demand for Soffe branded products drove increased sales on the Soffe side of our business.

In addition to the strong sales and earnings achieved, we also exceeded our inventory and debt reduction goals during the fourth quarter. While we will continue to ship product with higher raw material cost during the first part of fiscal year 2005, we are looking forward to the year with great anticipation. We will have the Soffe business for the full fiscal year, the benefit of our cost reduction efforts should be more apparent and we should start shipping product with lower cost raw materials in the second half of the year. We also expect to expand our marketing efforts in both business segments during the upcoming year.”

Delta Apparel’s financial results were positively impacted by the acquisition of Soffe in October 2003. The Soffe business contributed $32.2 million in sales during the fourth fiscal quarter and $71.8 million for the year ended July 3, 2004. Selling prices and gross margins in this branded apparel business continued to be robust and demand for the Soffe brand remained strong. Operating income in the Soffe business for the fourth fiscal quarter and fiscal year were $6.1 million and $9.6 million, respectively.

The Delta business reported sales of $42.3 million for the three months ended July 3, 2004, an increase of $5.5 million, or 15.0%, from sales in the prior year quarter. For the twelve months ended July 3, 2004, the Delta business contributed $138.0 million, an increase of $8.4 million, or 6.5%, from sales in the prior fiscal year. Operating income for the fourth fiscal quarter was $3.9 million, an increase of $1.1 million, or 38.0% from the prior year quarter as a result of lower selling, general and administrative expenses. Bad debt expense was lower in the three months ended July 3, 2004 due to improved accounts receivable agings. Operating income in the Delta business for the 2004 fiscal year was $7.6 million, a decrease of $2.9 million, or 27.6%, from fiscal year 2003.

Accounts receivable increased $16.4 million from June 28, 2003 to $38.6 million on July 3, 2004. The increase in accounts receivable was the result of the addition of Soffe. Through improved cash collections, the Delta business lowered its accounts receivable balance by $1.3 million while achieving an increase in sales of $5.5 million from the prior year quarter.

Inventories increased $58.7 million from June 28, 2003 to $105.9 million on July 3, 2004. The acquisition of M. J. Soffe Co. resulted in an increase of $52.0 million in inventory compared to the prior year. The increase in inventory in the Delta business is primarily the result of the higher raw material prices in inventory. The Company continues to focus on managing its inventory levels while maintaining the inventory necessary to achieve its expected sales growth in the upcoming fiscal year.

Delta Apparel also announces today that in a meeting held on August 19, 2004, the Board of Directors declared a dividend of seven cents per common share of stock payable September 13, 2004 to shareholders of record as of the close of business on September 1, 2004. This dividend was declared pursuant to the Company’s previously announced quarterly dividend program, which the Company may amend or terminate at any time.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiary M. J. Soffe Co., is a vertically integrated marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of branded casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. These products are sold to screen printers, private label accounts and distributors, as well as being sold through specialty sporting goods stores and department stores. In addition, certain products are sold in college bookstores and to the U.S. Military. Delta Apparel has operations in the United States, Honduras, Mexico and Costa Rica and employs about 4,500 worldwide. Additional information on Delta Apparel is available at www.deltaapparel.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on Delta Apparel’s expectations and are necessarily dependent upon assumptions, estimates and data that the Company believes are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as with respect to environmental matters and similar items) and other risks described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. The Company does not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Contact:   Delta Apparel, Inc.
                  Herb Mueller   678/775-6900

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	July 3, 2004	June 28, 2003	July 3, 2004	June 28, 2003
Net Sales	$72,883	$36,766	$208,113	$129,521
Cost of Goods Sold	52,044	30,037	159,852	105,552

Gross Margin	20,839	6,729	48,261	23,969

SG&A	10,959	3,867	31,043	13,220
Other Expense	221	40	192	194

Operating Income	9,659	2,822	17,026	10,555

Interest Expense	777	204	2,622	732
Taxes	3,463	986	4,674	3,760

Net Income	$ 5,419	$ 1,632	$ 9,730	$ 6,063

Weighted Average Shares Outstanding
Basic	4,112	4,013	4,078	4,045
Diluted	4,227	4,149	4,188	4,176

Net Income per Common Share
Basic	$ 1.32	$ 0.41	$ 2.39	$ 1.50
Diluted	$ 1.28	$ 0.39	$ 2.32	$ 1.45

	July 3, 2004	June 28, 2003
Current Assets
Cash	$ 333	$ 203
Receivables, Net	38,610	22,196
Income Tax Receivable	--	434
Inventories	105,888	47,174
Deferred Income Taxes	1,075	620
Other Assets	1,616	1,689

Total Current Assets	147,522	72,316

Noncurrent Assets
Property, Plant & Equipment, Net	19,529	22,077
Deferred Income Taxes	178	--
Other Noncurrent Assets	2,150	54

Total Noncurrent Assets	21,857	22,131

Total Assets	$169,379	$94,447

Current Liabilities
Accounts Payable and Accrued Expenses	$ 30,511	$16,033
Current Portion of Long Term Debt	20,810	2,000
Income Tax Payable	1,793	--

Total Current Liabilities	53,114	18,033

Noncurrent Liabilities
Long-Term Debt	29,246	7,865
Deferred Income Taxes	--	1,162
Other Noncurrent Liabilities	11,527	1,418

Total Noncurrent Liabilities	40,773	10,445

Stockholders' Equity	75,492	65,969

Total Liabilities and Stockholders' Equity	$169,379	$94,447